Exhibit 10.15
EXHIBIT A
SECOND AMENDED AND RESTATED TERM NOTE
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER THIS NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.
SECOND AMENDED AND RESTATED TERM NOTE
June 12, 2023    $9,149,559
Provenance Blockchain Foundation Inc., a non-stock corporation organized under the laws of Delaware (and its successors and assigns, the “Borrower”), hereby promises to pay to Figure Technologies, Inc. (and its successors and assigns, the “Lender”), the principal amount of NINE MILLION ONE- HUNDRED FORTY-NINE-THOUSAND FIVE-HUNDRED AND FIFTY-NINE DOLLARS ($9,149,559) or, if less, the aggregate outstanding principal sum of the Loans (as defined below) made by the Lender to the Borrower under this Second Amended and Restated Term Note (as amended, restated, supplemented or otherwise modified from time to time, this “Note”) in cash, together with interest added to such principal sum or accrued and unpaid, subject to the terms and conditions set forth in this Note in accordance with the provisions of this Note. This Note replaces that certain First Amended and Restated Term Note issued on July 25, 2022 by the Borrower in favor of the Lender in the principal amount of $5,000,000.
1.Defined Terms. As used in this Note, the following terms shall have the meanings specified below:
(a)    “Affiliate” means, with respect to any Person, (a) each officer, director, partner or joint-venturer of such Person (and in the case of any Person that is a limited liability company, each manager and member of such Person), and (b) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.
(b)    “Asset Sale” means any single disposition of Property or a series of related dispositions of Property by the Borrower.
(c)    “Bankruptcy Code” means title 11 of the United States Code (11 U.S.C. §101 et seq.), as amended from time to time, and any successor statute and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
(d)    “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
(e)    “Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

(f)    “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
(g)    “Default Rate” has the meaning set forth in Section 3 herein.
(h)    “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
(i)    “Governmental Authority” means any (i) government; (ii) governmental or quasi- governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal or arbitral body (public or private)); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (iv) any Person acting pursuant to a grant of authority from a Governmental Authority, in the case of any of clause (i) through (iv), whether federal, state, provincial, territorial, local, municipal, foreign, supranational or of any other jurisdiction.
(j)    “HASH Token” means the digital utility token native to Provenance Blockchain.
(k)    “Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of Property or services, including earnouts or similar payments (other than trade payables incurred in the ordinary course of business), (d) all Capitalized Lease Obligations, (e) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (f) all amounts required to be paid by such Person by contract and/or as a guaranteed payment (including, without limitation, any such amounts required to be paid to partners and/or as a preferred or special dividend, including any mandatory redemption of shares or interests), (g) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, surety bond or other similar instrument, (h) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (i) all indebtedness secured by a Lien on any asset of such Person, whether or not such indebtedness is an obligation of such Person, and (j) all indebtedness, obligations or liabilities of others guaranteed, endorsed (other than in the ordinary course of business), co-made, discounted with recourse or sale with recourse by such Person or for which such Person is otherwise directly or indirectly liable.
(l)    “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
(m)    “Loan” has the meaning set forth in Section 2 herein.
(n)    “Material Adverse Effect” means a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of the Borrower, (b) the ability of the Borrower and its subsidiaries, taken as a whole to perform any of its obligations under any Note Document to which it is a party, (c) the legality, validity or enforceability of any Note Document or (d) the rights and remedies of the Lender under any Loan Document.
(o)    “Maturity Date” has the meaning set forth in Section 3 herein.
(p)    “Maximum Loan Amount” means an aggregate principal amount not to exceed Nine Million One-Hundred Forty-Nine Thousand Five-Hundred and Fifty-Nine Dollars ($9,149,559) at any one time.
(q)    “Note Documents” means this Note and each other document, note, instrument or agreement entered into or delivered by the Borrower in connection therewith, as amended, restated, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time as permitted under this Note and any other agreement extending the maturity of, consolidating, otherwise restructuring, renewing, replacing or refinancing all or any portion of the Indebtedness owed to the Lender pursuant to this Note.
(r)    “Obligations” means all Indebtedness and all other obligations and liabilities of any kind whatsoever at any time owed by the Borrower to the Lender under the Note Documents, whether for principal, interest, fees, reimbursements or other sums, and whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not allowed in such case or proceeding, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and howsoever acquired, and whether or not evidenced by any instrument or for the payment of any money.
(s)    “Payment in Full” has the meaning set forth in Section 13 herein.
(t)    “Permitted Liens” means each of the following: (i) Liens with respect to the payment of taxes, assessments or other governmental charges, in each case, imposed by law and arising in the ordinary course of business, (ii) Liens securing amounts that are not yet delinquent or that are being contested by the Borrower in good faith and (iii) rights of setoff or banker’s liens imposed by law upon deposits of cash in favor of banks or other depository institutions, solely incurred in connection with the maintenance of such deposits in the ordinary course of business in deposit accounts maintained with such bank or depository institution or overdraft protection and other similar services in connection therewith.
(u)    “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority, arbitrator, or another entity.
(v)    “Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

(w)    “Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.
(x)    “Requirement of Law” means, with respect to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, guidance, judgment, writ, injunction, decree, or other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
(y)    “Securities Act” means the Securities Act of 1933, as amended.
(z)    “Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
(aa) “Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
(bb) “Subordinated Indebtedness” means Indebtedness incurred by the Borrower that is subordinated to all of the Obligations pursuant to a subordination, intercreditor, or other similar agreement, in form and substance reasonably satisfactory to the Lender entered into between the Lender and the subordinated creditor.
(cc) “Transfer” means, with respect to any Property, to sell, convey, transfer, assign, license, rent, lease, sublease, mortgage, transfer or otherwise dispose of any interest therein or to permit any Person to acquire any such interest.
2.Loans.
(a)    Pursuant to the terms of this Note, on and after the date hereof and prior to the Maturity Date, the Lender shall make term loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower on the dates and in the amounts as set forth below and as agreed between the parties from time to time:

Date	Amount
July 26, 2022	$1,250,000
August 26, 2022	$1,250,000
September 26, 2022	$1,250,000
(b)    The aggregate outstanding principal balance of the Loans made under this Note shall at no time exceed the Maximum Loan Amount.
(c)    On the date any Loan is made hereunder, the Lender is authorized to record on Annex A attached hereto (i) the date such Loan is made by the Lender to the Borrower, (ii) the amount of the principal of such Loan and (iii) the total outstanding principal amount of Loans under this Note; provided that the failure to so record therein shall not in any manner affect the obligation of the Borrower to repay the Obligations evidenced by this Note in accordance with the terms hereof.

3.Interest. Interest shall accrue on the outstanding principal amount of this Note from the date that the Lender makes the first Loan to the Borrower at rate of 8.5% per annum (calculated on the basis of a 365-day year). Such interest shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Note. If any principal of or interest on any outstanding amounts payable by the Borrower hereunder is not paid when due (whether at stated maturity, upon acceleration or otherwise), such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% (the “Default Rate”) plus the rate otherwise applicable under this Note.
4.Payments.
(a)    Maturity Date. The Borrower shall pay the entire outstanding principal amount of this Note (if any), together with all accrued but unpaid interest thereon, on July 28, 2028 (the “Maturity Date”).
(b)    Reserved.
(c)    Optional Prepayments. The Borrower may, at any time and from time to time, without premium or penalty, prepay all or any portion of the unpaid principal amount of this Note together with any unpaid interest which has accrued on the portion of the principal so prepaid.
(d)    Payments Generally. At the Lender’s option, the Borrower shall pay all or a portion of the amounts due under this Note, including any accrued but unpaid interest, in Hash tokens in the manner determined by the Lender in its sole discretion. Payments of principal and interest shall be delivered to the address of the Lender set forth herein or at such other address as is specified by prior notice by the Lender to the Borrower. Whenever any payment or delivery to be made hereunder shall be due on a day that is not a Business Day, such payment shall instead be made on the next succeeding Business Day. Payments under this Note shall be applied (i) first, to the payment of accrued and unpaid interest hereunder until all such interest is paid and (ii) second, to the repayment of the unpaid principal amount of this Note.
5.Representations and Warranties. The Borrower hereby represents and warrants to the Lender that:
(a)    the Borrower is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization;
(b)    the execution, delivery and performance by the Borrower of this Note has been duly authorized by all necessary action, and do not (x) contravene the Borrower’s organizational documents or any material Requirement of Law binding the Borrower or (y) result in or require the creation or imposition of any lien on any of the Borrower’s Property;
(c)    no action by, filing, registration, qualification with, or approval, consent or withholding of objections from, any Governmental Authority or any other Person, except those which have been obtained and are in full force and effect, is required for the Borrower’s due execution, delivery and performance of this Note;
(d)    this Note constitutes the Borrower’s legal, valid and binding obligation enforceable against the Borrower in accordance with its terms except as enforceability may be limited by applicable bankruptcy, liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, scheme of arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability; and
(e)    there are no actions, suits, proceedings or investigations pending (or to the knowledge of the Borrower, threatened in writing) against the Borrower which would, if decided against the Borrower, materially adversely affect the Borrower’s financial condition or operations or which affects or involves the legality, validity or enforceability of this Note.
6.Affirmative Covenants. Until Payment in Full of the Obligations, the Borrower agrees that, unless the Lender shall otherwise expressly consent in writing (including via electronic mail), it shall:
(a)    comply with the requirements of all laws and comply with all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(b)    preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(c)    use the proceeds borrowed pursuant to the Note for ongoing working capital and other general corporate purposes.
7.Negative Covenants. Until Payment in Full of the Obligations, the Borrower agrees that, unless the Lender shall otherwise expressly consent in writing (including via electronic mail), it shall not:
(a)    incur, create, assume or suffer to exist any Indebtedness other than (i) the Obligations and (ii) any Subordinated Indebtedness;
(b)    make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness other than (i) the Obligations and (ii) any Subordinated Indebtedness in accordance with the subordination provisions thereof or any subordination agreement with respect thereto;
(c)    amend any provision in any document relating to the Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or adversely affect the subordination thereof to Obligations owed to the Lender;
(d)    create, incur or allow to exist any Lien on the assets of Borrower, other than Permitted Liens;
(e)    declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease or purchase any Stock or Stock Equivalent; or
permit any Asset Sale other than Asset Sales of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

provided that, notwithstanding the foregoing, the Borrower shall be permitted to grant, sell, issue and distribute Hash tokens in the ordinary course of business.
8.Registered Obligation. The Lender is hereby authorized by the Borrower to record in the manual or data processing records of the Lender, the date and amount of each obligation hereunder and the amount of the outstanding principal under this Note and the date and amount of each repayment of principal and each payment of interest. In the absence of established error by the Lender pursuant to its registered records under this Section 8, such records shall be presumed to reflect the outstanding principal amount of all principal and interest owing hereunder and the amount of the total outstanding under this Note, and the payment of interest, principal and other sums due under this Note; provided, however, that the failure of the Lender to make any such record entry with respect to any borrowing or payment shall not limit or otherwise affect the obligations of the Borrower under this Note. This Note: (a) shall, pursuant to this Section 8, be also registered as to both principal and any stated interest with the Borrower or its agent, and (b) may be transferred by Lender, subject to the provisions hereof, only by (1) surrender of the old instrument and either (i) the reissuance by the Borrower of the old instrument to the new Lender or (ii) the issuance by the Borrower of a new instrument to the new Lender, or (2) confirmation with the Borrower that the right to the principal and stated interest on the obligation is maintained through a book entry system kept by the Borrower or its agent. This Note shall be treated as being in “registered form” pursuant to Sections 163(f), 871(h)(2), 881(c)(2) and 103 of the Code and Treasury Regulation Section 5f.l03-l(c). All payments hereunder shall be made without offset, deduction or withholding, free and clear of all taxes, levies, imports, duties, fees and charges and without any withholding, restriction or conditions imposed by any governmental authority. If the Borrower shall be required to deduct and withhold from or in respect of any amount payable under this Note, then the amount so payable to the Lender shall be increased as may be necessary so that, after making all required deductions and withholdings, the Lender shall receive an amount equal to the sum they would have received had no such deductions or withholdings been made.
9.Defaults and Remedies.
(a)    Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” under this Note:
(i)    the Borrower shall fail to make any payment of unpaid principal or accrued but unpaid interest under this Note when and as the same shall become due and payable and such failure continues for five (5) Business Days; provided that, for the avoidance of doubt, it is understood that interest obligations that are paid in kind and capitalized pursuant to this Note shall not give rise to an Event of Default under this Section 9(a)(i) when capitalized; or
(ii)    the Borrower fails to comply with or to perform any covenant set forth herein and such failure continues for 10 Business Days after the earlier of (i) the date on which an officer of the Borrower becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to the Borrower from the Lender;
(iii)    any of the representations and warranties set forth in this Note shall be untrue or shall be incorrect in any material respect when made or deemed made and in the case of any such misrepresentations that is capable of being cured such misrepresentation continues for 10 Business Days after the earlier of (i) the date on which an officer of the Borrower becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to the Borrower from the Lender; or
(iv)    institution by or against the Borrower of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debts, making an assignment for the benefit of the Borrower’s creditors or the Borrower’s dissolution, winding down, liquidation or ceasing to do business, in each case, that remain in effect for 30 days.
(b)    Remedies. If an Event of Default has occurred and is continuing:
(i)    the Lender may declare all or any portion of the unpaid Obligations to be immediately due and payable (provided, however, that if an Event of Default specified in Section 9(a)(iv) above occurs, the entire unpaid Obligations shall forthwith become and be immediately due and payable without any notice, declaration or other act on the part of the Lender);
(ii)    the Lender may elect to apply the Default Rate on any Obligations that are past due; and
(iii)    the Lender shall be entitled to exercise any other rights which the Lender may have been afforded under any contract or agreement at any time and other rights which the Lender may have pursuant to applicable law.
10.Conditions Precedent. The effectiveness of this Note and the obligations of the Borrower and Lender hereunder is subject to satisfaction or waiver of the following conditions precedent on or prior to the date hereof:
(a)    the Borrower and the Lender shall execute the Note Documents; and
(b)    all fees and expenses required to be paid pursuant to the Note shall have been paid by the Borrower.
11.Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended or waived and the Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Borrower has obtained the written consent of the Lender.
12.Assignment and Transfer. The rights and obligations of the Borrower and the Lender shall be binding upon and benefit the successors and permitted assigns and transferees of the Borrower and the Lender. Neither the Lender nor the Borrower shall be permitted to assign its respective rights or obligations under this Note without the prior written consent of the other, and any such prohibited assignment shall be null and void ab initio; provided that the Lender may assign its rights and obligations under this Note without the consent of the Borrower: (i) to its Affiliates or (ii) if an Event of Default has occurred and is continuing.
13.Cancellation. Immediately after all principal and accrued interest at any time owed on this Note has been paid in full, in cash (excluding, for the avoidance of doubt, any inchoate indemnity and reimbursement obligations) (“Payment in Full”), this Note shall be automatically and irrevocably canceled and the Lender shall immediately surrender this Note to the Borrower for cancellation.
14.Replacement. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon the surrender and cancellation of this Note, the Borrower shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Borrower shall not be deemed to be an outstanding Note and shall be deemed cancelled.
15.Tax Treatment. The parties hereto agree that for all applicable income tax purposes, the issue price and fair market value of this Note is the stated principal amount hereof.
16.Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally against written receipt, by electronic mail if transmitted without indication of a delivery failure mailed by international overnight courier prepaid, to the parties at the following addresses and electronic mail addresses:
If to the Lender:
Figure Technologies, Inc.
650 California Street
Suite 2700
San Francisco, CA 94108
Email: legal@figure.com
Attention: Legal Department
If to Borrower:
Provenance Blockchain Foundation Inc.
237 Kearny ST, #122
San Francisco, CA 94108
Email: AMoro@provenance.io
Attention: Chief Executive Officer
All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 16 or by electronic mail transmission to the electronic mail address as provided in this Section 16, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time of the recipient or on a day other than a Business Day, then on the next proceeding Business Day, and (b) if delivered by international overnight courier to the address as provided for in this Section 16, be deemed given upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 16. Any the Borrower or the Lender from time to time may change its address, electronic mail address or other information for the purpose of notices to such Person by giving notice specifying such change to the other party hereto.
17.Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next succeeding Business Day, and interest shall continue to accrue at the required rate hereunder until any such payment is made.
18.Waiver of Presentment. Demand and Dishonor. The Borrower hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Bankruptcy Code, both as to itself and as to all of its Property, whether real or personal, against the enforcement and collection of the Obligations hereunder and any and all extensions, renewals, and modifications hereof.
19.Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, ANY OF THE OTHER NOTE DOCUMENTS, ANY OF THE INDEBTEDNESS EVIDENCED HEREBY, ANY DEALINGS AMONG THE BORROWER AND THE LENDER RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG THE BORROWER AND THE LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE, ANY OTHER NOTE DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
20.Governing Law and Jurisdiction.
(a)    GOVERNING LAW. THIS NOTE, THE OTHER NOTE DOCUMENTS (EXCLUDING THOSE NOTE DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PRODDED THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.
(b)    Submission to Jurisdiction. Any legal action or proceeding with respect to the Note Documents (excluding those Note Documents that are by their own terms expressly governed by the laws of another jurisdiction) shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Note, each of the Borrower and the Lender hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing herein shall limit the right of the Lender to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Lender determines that such action is necessary or appropriate to exercise its rights or remedies under the Note Documents.. Each of the Borrower and the Lender hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that the Borrower or the Lender, as applicable, may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(c)    Service of Process. Each of the Borrower and the Lender hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Note Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower or the Lender, as applicable, specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each of the Borrower and the Lender agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(d)    Non-exclusive Jurisdiction. Nothing contained in this Section 20 shall affect the right of the Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.
21.Expenses; Indemnification; Additional Fees.
(a)    The Borrower agrees to pay or reimburse upon demand for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Lender (including all such reasonable fees, costs and expenses of any legal counsel and other reasonable professional consultants retained by the Lender in connection with the Note Documents) in connection with (i) the investigation, preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, any Note Document, (ii) any legal advice relating to the Lender’s rights or responsibilities under any Note Document, (iii) the administration of the loans hereunder and any other transaction contemplated under any Note Document and (iv) the enforcement, assertion, defense or preservation of the Lender’s rights and remedies under the Note Documents, including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto, in each case of clauses (i) through (iv), including, without limitation, reasonable attorneys’ fees and expenses, reasonable fees and expenses of consultants, auditors (including internal auditors) and appraisers, internal audit reviews and field examinations and other corporate search and filing fees and wire transfer fees.
(b)    To the fullest extent permitted by applicable law, the Borrower agrees that it will indemnify, defend, and hold harmless each of the Lender and each of its Related Persons (each an “Indemnified Person”) from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all reasonable legal or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), in each case, directly or indirectly caused by, relating to, based upon, arising out of or in connection with this Note; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. This Section 21 shall be in addition to any agreed-to liability which the Borrower may have to the Indemnified Persons. Notwithstanding anything herein to the contrary, this Section 21 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc., arising from any non-tax claim.
(c)    If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Borrower with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify the Borrower shall not relieve the Borrower from its obligations hereunder. The Lender shall have the right to retain one counsel of its choice to represent the Lender and its Indemnified Persons (and, in each case, one local counsel for each of the Lender and its Indemnified Persons in each relevant jurisdiction and one regulatory counsel for the Lender and its Indemnified Persons (and, solely, in the event of a conflict of interest, in each case, one additional local counsel in each relevant jurisdiction and one additional regulatory counsel, in each case, to each group of similarly situated affected Indemnified Persons)), and the Borrower shall pay the reasonable and documented fees, costs, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Borrower and any counsel designated by the Borrower. The Borrower shall be liable for any settlement of any claim against any of the Indemnified Persons made with the Borrower’s written consent, which consent shall not be unreasonably withheld.
(d)    Without the prior written consent of the Lender (which consent shall not be unreasonable withheld or delayed), the Borrower shall not settle or compromise any claim, or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent to the entry of any judgment in respect thereof (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement.
(e)    In order to provide for just and equitable contribution, if a claim for indemnification pursuant to the provisions set forth in this Section 21 is made but is found by a final, non-appealable judgment of a court of competent jurisdiction that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Borrower, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Borrower, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Borrower, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person or entity who is not also found liable for such fraudulent misrepresentation. Notwithstanding anything herein or in any other Note Document to the contrary, the provisions of this Section 21 shall survive the occurrence of the payment in full of the Obligations, and shall remain operative and continue in full force and effect.
22.No Waiver. The rights and remedies of the Lender expressly set forth in this Note are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and the Lender or their agents or employees shall be effective to amend, modify or discharge any provision of this Note or to constitute a waiver of any Event of Default. No notice to or demand upon Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.
23.Usury Laws. It is the intention of the Borrower and the Lender to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. The aggregate of all interest contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, at the option of the Borrower either, within five (5) days, refunded by the Lender to the Borrower or immediately credited against any remaining unpaid principal amount of this Note, or if this Note has been repaid, then such excess shall, within five (5) Business Days, be refunded by the Lender to the Borrower.
24.Construction. The headings of the various sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular. The Borrower and the Lender have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the

Borrower and the Lender, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Note.
25.Entire Agreement; Counterparts. The Note Documents constitute the entire agreement of the parties and supersede all prior agreements and understandings (whether written, verbal or implied) with respect to the subject matter thereof (including, without limitation, any proposal letter or confidentiality agreement between the parties hereto or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect). This Note may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Note by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.
26.Electronic Execution of Note Documents. The words “execution,” “signed,” “signature,” and words of like import in any Note Document shall in each case be deemed to include electronic signatures, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that any of the Borrower or the Lender may request, and upon any such request the other party shall be obligated to provide, manually executed “wet ink” signatures to any Note Document.
27.Severability. In the event any one or more of the provisions contained in this Note should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note on the date first above written.

BORROWER:

PROVENANCE BLOCKCHAIN FOUNDATION INC.

By:	/s/ Anthony Moro
Name: Anthony Moro
Its: Chief Executive Officer
[Signature Page to Term Note]

Agreed and Acknowledged:

LENDER:

FIGURE TECHNOLOGIES, INC.

By:	/s/ Dan Grueter
Name: Dan Grueter
Its: Chief Financial Officer, Figure Markets Holdings Inc.
[Signature Page to Second Amended and Restated Term Note]

ANNEX A

Date of Borrowing	Principal Amount of Loan	Total Principal Amount Outstanding

[Signature Page to Term Note]